Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Report of the Independent Registered Public Accounting Firm dated March 4, 2005 regarding the consolidated balance sheet of Tower Park Marina Investors L.P. (formerly P.S. Marina Investors I), a California Limited Partnership, and Subsidiary as of December 31, 2004, and the related consolidated statements of operations, changes in partners’ deficit, and cash flows for each of the two years in the period ended December 31, 2004, in the annual report on Form 10-KSB filed with the Securities and Exchange Commission.

/S/ Vasquez & Company LLP

Los Angeles, California

March 4, 2005